Francis V. Lorenzo
7129 Cenrose Circle
Westwood, NJ 07675
551 427-8476

April 7, 2009

Ron DeSerranno
Chief Executive Officer
Mobiform Software, Inc.
1255 N Vantage Pt. Dr., Suite A
Crystal River, Florida 34429

RE:	Resignation

Dear Ron:

Please accept my resignation as a director and as an officer of Mobiform Software, Inc., effective immediately.

I wish you and Mobiform all success in the future.

Very truly yours,

/s/ Francis V. Lorenzo

Francis V. Lorenzo